Exhibit 3.39.1

CERTIFICATE OF CONVERSION

OF

BROOKDALE LIVING COMMUNITIES OF CALIFORNIA, INC.
(a Delaware corporation)

INTO

BROOKDALE LIVING COMMUNITIES OF CALIFORNIA, LLC
(a Delaware limited liability company)

Pursuant to Section 266 of the Delaware General Corporatiun Law (“DGCL”) and
Section 18-214 of the Delaware Limited Liability Company Act (“DLLCA”)

Brookdale Living Communities of California, Inc., a Delaware Corporation (the “Corporation”), desires to convert into Brookdale Living Communities of California, LLC, a Delaware limited liability company (the “Company”), pursuant to Section 266 of the DGCL and Section 18-214 of the DLLCA (the “Conversion”), and the undersigned hereby certify as follows:

FIRST:  The name of the Corporation is “Brookdale Living Communities of California, Inc.”  The name under which the Corporation was originally incorporated is “Brookdale Living Communities of California, Inc.”

SECOND:  The Corporation’s Certificate of Incorporation was filed with the Secretary of Sate of the State of Delaware on August 5, 1997.

THIRD:  The name of the limited liabitity company into which the Corporation shall be converted is “Brookdale Living Communities of California, LLC”, which such name shall be set forth in the Company’s Certificate of Formation to be filed with the Secretary of State of the State of Delaware in accordance with Section 18-214(b) of the DLLCA.

FOURTH:  The Conversion has been approved in accordance with the provisions of Section 266 of the DCCL.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Certificate of Conversion to be executed this 19th day of October, 2004.

BROOKDALE LIVING COMMUNITIES OF CALIFORNIA, INC.

By:	/s/ Saul A. Behar
	Name:	Saul A. Behar
	Title:	Senior Vice President and Secretary

/s/ Saul A. Behar
Saul A. Behar
Authorized Person